Exhibit 99(c)

Koger Equity to Acquire Atlantic Center Plaza in Midtown Atlanta

    BOCA RATON, Fla.--(BUSINESS WIRE)--Jan. 6, 2004--Koger Equity, Inc. (NYSE:KE) today announced that it has signed a definitive agreement to acquire a property known as Atlantic Center Plaza ("ACP") in Atlanta, Georgia for $116.5 million. The 23-story building, built in 2001, has approximately 502,000 square feet of rentable space and is currently 86% occupied.
    Under the terms of the agreement, Koger will assume two 3-year variable rate secured loans, which in the aggregate are approximately 74% of the purchase price. The weighted average interest rate on the two loans will be LIBOR plus 211 bps. The Company intends to fund the remainder of the purchase price through a proposed common stock offering, or by utilizing the Company's secured line of credit, or a combination thereof. Koger expects the acquisition will close during the first quarter of 2004.
    ACP is located adjacent to Interstate 75, at the intersection of 14th Street and West Peachtree Street in the Midtown submarket of Atlanta. ACP is anchored by a national law firm which occupies approximately 229,000 square feet, or approximately 46%, of the property, and whose lease does not expire until October 2013. Approximately 78% of the leases at ACP expire after 2011. Pope and Land Enterprises, Inc., the original developer of ACP, will manage and lease the property.
    The Company believes the transaction, inclusive of the debt assumed and the proposed funding of the remainder of the purchase price, will be accretive to 2004 funds from operations (FFO) per share.
    Thomas J. Crocker, Chief Executive Officer of Koger Equity, commented, "Today's acquisition of a class A building compliments our philosophy of investing in strategic properties with 'suburban in-fill' characteristics. We are leveraging our Atlanta platform, one of our core markets, with the purchase of another institutional quality asset in one of the city's strongest submarkets. We have confidence in the long-term viability of the Atlanta market and believe we can bring additional value to this asset."

    Estimates and certain other matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Koger Equity, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that its expectations will be attained. Certain factors that could cause actual results to differ materially from the Company's expectations are set forth as risk factors in the Company's SEC reports and filings, including its annual report on Form 10-K. Included among these factors are changes in general economic conditions, including changes in the economic conditions affecting industries in which its principal tenants compete; its ability to timely lease or re-lease space at current or anticipated rents to creditworthy tenants; its ability to achieve economies of scale over time; the demand for tenant services beyond those traditionally provided by landlords; changes in interest rates; changes in operating costs; its ability to attract and retain high-quality personnel at a reasonable cost in a highly competitive labor environment; future demand for its debt and equity securities; its ability to refinance its debt on reasonable terms at maturity; and its ability to complete current and future development projects on schedule and on budget. Many of these factors are beyond the Company's ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements contained or incorporated by reference herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

    Funds from operations (FFO) is a non-GAAP financial measure. The Company believes that funds from operations is one measure of the performance of an equity real estate investment trust. Funds from operations should not be considered as an alternative to net income as an indication of the Company's financial performance or to cash flow from operating activities (determined in accordance with accounting principles generally accepted in the United States of America) as a measure of the Company's liquidity, nor is it necessarily indicative of sufficient cash flow to fund all of the Company's needs. While the Company believes its calculation of FFO generally conforms with the National Association of Real Estate Investment Trusts' ("NAREIT") definition of FFO, the Company's method of calculating FFO may be different from methods used by other REIT's and the method preferred by NAREIT.

    About Koger Equity

    Koger Equity, Inc. owns and operates 128 office buildings, containing 9.4 million rentable square feet, primarily located in 19 suburban office projects in 10 metropolitan areas in the Southeastern United States and Texas.
    Additional information about Koger is available upon request to Investor Relations, 225 NE Mizner Blvd., Suite 200, Boca Raton, Florida 33432-4079, or call 1-800-850-2037, or visit Koger's website at www.koger.com.

    CONTACT: Koger Equity, Inc.
             Thomas C. Brockwell, 561-395-9666
             Senior Vice President